                                                            EXHIBIT 10.41

               SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS


     By this Settlement Agreement and Mutual Release of Claims ("Agreement") between UTILX CORPORATION ("UTILX") POWER CABLE RESTORATION, INC. ("PCR") and RONALD E. ALESHIRE ("ALESHIRE"), the parties agree as follows:

                                       RECITALS

     A. UTILX (as assignee/successor to Dow Corning Corp.), PCR and ALESHIRE are parties to an agreement dated January 12, 1990, which since that date has been amended, (hereinafter Amended Dow Contract) which agreement provided for PCR to perform cable restoration injection work as the exclusive subcontractor to UTILX in the State of Florida. The parties further entered into a Subcontractor Agreement dated March 22, 1996,("Subcontract") for
specific work for Florida Power & Light.   The Subcontractor Agreement has
terminated on its own. The Amended Dow Contract will expire and terminate on January 12, 2000.

     B. Certain disputes have arisen between the parties hereto arising out of the work performed pursuant to the Amended Dow Contract as well as pursuant to the Subcontract, and otherwise. These disputes concern, among other things, pricing, performance of work, quality of work, assignment of work, management of work, selection of work, etc.

     C.   The parties hereto have asserted various claims against each other
and are involved in litigation and arbitration as follows:   United States
District Court for the Southern District of Florida - Case No.
98-0272-CIV-ATKINS, and American Arbitration Association proceeding - No. 75 E 110 00206 98.

     D. The parties hereto desire, through this Agreement, to completely and fully compromise, resolve and settle all disputes between them and as asserted (or that could have been asserted) in the litigation and/or arbitration forums, and all matters related thereto.

                                  WITNESSETH

     That in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

     1. RECITALS. The foregoing recitals are true and correct and are adopted as a part of this Agreement.

     2. TERMINATION OF AMENDED DOW CONTRACT AND MUTUAL RELEASE. The Amended Dow Contract is hereby immediately terminated. UTILX, PCR and ALESHIRE, hereby release each other of and from any and all claims (asserted or which could have been asserted) liabilities, lawsuits or other causes of actions, arising out of, in connection with, and/or relating to the Amended Dow Contract, the Subcontract, the United States District Court proceeding pending between them in the Southern District of Florida, Case No. 98-0272-CIV-ATKINS, the American Arbitration Association proceeding, No. 75 E 110 00206 98, and from any and all claims or demands whatsoever, in law or in equity, relating thereto, EXCEPT, this Mutual Release shall not apply to the rights, duties and obligations of the parties created and/or called for pursuant to this Agreement.

     3. NO ADMISSION OF LIABILITY. It is expressly agreed and understood that the said consideration and release and discharge of claims are not, and are not to be construed as, an admission on the part of any party to this agreement of any liability whatsoever, but said consideration and releases are in compromise and settlement and in full satisfaction of any claims between the parties.

     4. UTILX PAYMENT TO PCR. UTILX shall pay to PCR the sum of One Million Dollars ($1,000,000.00) ("Settlement Funds"). This obligation on the part of UTILX shall be evidenced by this Agreement and also by a separate Promissory Note to be executed and delivered by UTILX to PCR simultaneously with the execution of this agreement. The Settlement Funds shall be paid to PCR by wire transfer as follows (stated due dates):

          a. $250,000 (which amount shall include the price for PCR's equipment as contemplated in paragraph 6) on or before December 31, 1998;

          b.   $250,000 on or before August 31, 1999;

          c.   $250,000 on or before May 1, 2000;

          d.   $250,000 on or before December 29, 2000.

Time is of the essence in connection with the payment of the Settlement Funds. The parties agree that no interest shall accrue on the Settlement Funds provided that as to each installment, the wire transfer of that installment is initiated by UTILX's bank on or before the stated due date, and each installment is received in full, in cleared funds within ten (10) days of its stated due date. If, the wire transfer of any installment is not initiated by UTILX's bank on or before the stated due date, or, if for any reason, any installment is not received in full and in clear funds, within ten (10) days of its stated due date, then in that event, the amount of the Settlement Funds in default shall accrue interest at the rate of 10% per annum.

     For purposes of determining a default in payment, UTILX shall be in default of its payment obligations if, as to the first installment, PCR does not receive the first installment in clear funds on or before December 31, 1998. As to each subsequent installment, UTILX shall be in default if PCR has not received the installment due, in cleared funds, within ten (10) days after the stated due date.

     5.   RIGGS BANK ESCROW ACCOUNT.    The parties acknowledge that they
have previously established, at Riggs Bank, an escrow account bearing account
number 14-783-010.   PCR and ALESHIRE, conditioned upon timely payment of the
installment referred to in paragraph 4a above, hereby release and/or waive any and all claims to any and all funds held in the escrow account. Said funds shall be released to UTILX simultaneously upon UTILX making the payment referred to in paragraph 4a. PCR and ALESHIRE shall execute any documents necessary to effect this release.

     6. PCR EQUIPMENT. As part of this settlement, UTILX is purchasing certain equipment from PCR. The equipment contemplated by this paragraph is the equipment (not including injection caps) which PCR has acquired from UTILX since January 1, 1998 and which PCR still has on hand. The purchase price for the equipment is included in the payment referred to in paragraph
4 a. UTILX, shall arrange to pick up the equipment at PCR's place of business at a mutually convenient time agreed upon by the parties. PCR shall not however, be required to make the equipment available for pick up unless and until the payment referred to in paragraph 4 a. is received.

     7. INJECTION CAPS. PCR and ALESHIRE agree to surrender and return to UTILX or FPL, as may be appropriate, any and all injection caps in PCR's possession. Injection caps previously provided by UTILX will be returned to UTILX. Injection caps previously provided by FPL shall be returned to FPL. The UTILX injection caps shall be returned to UTILX upon receipt by PCR of the payment referred to in paragraph 4 a. The receipt in full of that payment shall be a condition precedent to the return of these caps. The FPL injection caps shall be returned to FPL upon the payment in full by UTILX of the total Settlement Funds referred to paragraph 4 a-d or when FPL requests, whichever is sooner. Until the respective caps are returned, the caps shall not be used and PCR shall store them in a secure location.

     8.   PENDING INVOICES.   All outstanding invoices, billings,
receivables, payables, etc. between the parties hereto are hereby resolved and subsumed within this Agreement. The only payments to be made between the parties shall be those as expressly specified in this Agreement.

     9. NON-COMPETITION AGREEMENT. PCR and ALESHIRE (on behalf of himself and his spouse) do hereby agree not to engage in, carry on, participate in, assist in or have any involvement whatsoever in any business, venture, utility, or other activity which in any way competes with UTILX's (or its successors or assigns) CableCure cable restoration system, business and work, including but not limited to the introduction of any gas and/or any liquid to the strands, annulus, or surrounding conduit of any cable for the purpose of extending its life or improving dielectric performance. PCR's mere completion of currently on-going air drying jobs shall not be a violation of this provision. This non-compete agreement shall be effective for a period of seven years from the date hereof. In addition thereto, PCR and ALESHIRE hereby agree to complete confidentiality and nondisclosure with respect to any and all aspects of UTILX's CableCure and/or cable restoration system work. PCR and ALESHIRE agree these provisions are reasonable given the highly proprietary, confidential nature of the cable restoration system and the trade secrets involved.

     UTILX acknowledges that a material consideration for ALESHIRE, PCR and Daniel F. Meyer (by separate instrument) agreeing to the terms of this non-competition provision is the timely receipt in full of the payments
referred to in paragraph 4 a-d.   Accordingly, in the event UTILX, for any
reason (including but not limited to the failure of PCR to receive timely payment in full as a distribution in any bankruptcy proceeding instituted by or against UTILX) defaults in its payment obligations as discussed in paragraph 4, and fails to cure the default within the time frame described in paragraph 10, (or, if PCR is required by final Order of a Court of competent jurisdiction to disgorge or refund all or any portion of previously paid Settlement Funds, and PCR in fact returns any previously paid Settlement Funds in compliance with such an Order) this non-competition provision shall become immediately null and void and PCR and ALESHIRE shall be released from the operation of the provision as well as any non-competition and confidentiality provisions which survive the termination of the Amended Dow Contract. Likewise, in that event, the separate Non-Competition Agreement entered into by Meyer shall become immediately null and void and Meyer shall be released from the operation of that Non-Competition Agreement. PCR and ALESHIRE acknowledge that their entry into this Non-Competition Agreement constituted a material consideration for UTILX agreeing to make the payments referred to in paragraph 4 a-d. Accordingly, in the event PCR, ALESHIRE or MEYER default in their obligations under their respective Non-Competition Agreements and they fail to cure the default within the time frame described in paragraph 10, then UTILX's obligation to pay the unpaid balance of the Settlement Funds shall be excused

     10. REMEDIES FOR BREACH OF PAYMENT OR NON-COMPETE PROVISIONS TO BE CUMULATIVE, NOTICE AND CURE. Because of the materiality to the parties respectively of UTILX's obligation to make timely and complete payment and PCR, ALESHIRE and MEYER'S obligation to not compete, the parties have agreed to significant penalties in the event of a default on those obligations. Given the severity of the potential consequences of a default however, the parties feel it is appropriate to have a reciprocal Notice and Cure provision which must be complied with in the event of a default.

     In the event PCR, ALESHIRE or MEYER have defaulted under their respective Non-Competition Agreements, UTILX shall give notice to PCR, ALESHIRE and MEYER as provided herein. PCR, ALESHIRE and MEYER, shall have a
period of fifteen (15) days to cure the default (cure period).   If PCR,
ALESHIRE or MEYER fail to fully and completely cure the default within the cure period, UTILX shall be excused from paying the balance of the Settlement Funds and shall be entitled to pursue other remedies including but not limited to injunctive relief and damages. By agreeing to provide for a cure period under the foregoing circumstances, UTILX does not agree and it shall not be construed as an acknowledgement by UTILX that defaults under the Non-Competition Agreements can be cured.

     In the event UTILX defaults in its payment obligations, PCR shall give notice of the default to UTILX as provided herein. UTILX shall have a period of fifteen (15) days to cure the default (cure period). If UTILX fails to cure the default within the cure period, PCR, ALESHIRE and MEYER shall be released from their Non-Competition Agreements as well as any non-competition and confidentiality provisions which survive the termination of the Amended Dow Contract and PCR and ALESHIRE shall be entitled to pursue other remedies including but not limited to collection of any unpaid Settlement Funds and other damages, if any.

     11. DISMISSAL OF ARBITRATION AND LITIGATION. The parties hereto each authorize and direct their respective legal counsel of record to promptly arrange for dismissal with prejudice of the litigation pending in the United States District Court for the Southern District of Florida and the arbitration pending before the American Arbitration Association. The parties agree that each will bear their own attorneys fees, expert fees and costs incurred in connection with the litigation and arbitration.

     12. ENFORCEMENT OF AGREEMENT. Any party which substantially prevails in an effort to enforce any provision of this Agreement shall be entitled to
an award of attorneys fees and costs incurred therein.   The parties submit
to the jurisdiction of the Federal District Court for the Southern District of Florida for any enforcement proceeding concerning this Agreement or the Promissory Note called for herein.

     13. ASSIGNMENT OF IMPROVEMENTS AND INVENTIONS. The parties acknowledge that paragraph 14 of the Amended Dow Contract calls for the assignment to UTILX of any improvements in processes, materials or equipment for cable restoration devised by PCR or ALESHIRE during the term of the Amended Dow Contract. UTILX, PCR and ALESHIRE are unaware of any such improvements and processes, materials or equipment for cable restoration as contemplated by the Amended Dow Contract. To the extent such improvements, processes, materials or equipment do exist, they are hereby assigned to UTILX.

     14. NON-DISPARAGEMENT. From the date of this Agreement forward, neither party shall say, do or publish anything disparaging concerning and that could cause material damage to the other party's work, business or
system.   The parties acknowledge that it is difficult if not impossible to control completely everything any employee and/or company representative might say or do. Accordingly, the parties recognize that it is the intent of this paragraph to prohibit ALESHIRE and Daniel Meyer from directly; or via a third-party acting at their instruction, from engaging in the conduct described above. Further, the parties recognize that it is the intent of this paragraph to prohibit UTILX senior or management personnel from directly; or via a third-party (including more junior UTILX personnel) acting at their instruction, from engaging in the conduct described above.

     In the event that UTILX defaults in its obligations under this non-disparagement provision, PCR, ALESHIRE and MEYER shall give notice of the default to UTILX as provided herein. UTILX shall have a period of fifteen
(15) days to cure the default (cure period). If UTILX fails to fully and completely cure the default within the cure period, PCR, ALESHIRE and MEYER may bring an action for injunctive relief and/or damages but shall remain bound by their non-competition agreements (unless they have been released pursuant to other provisions of this Agreement).

     In the event PCR, ALESHIRE and/or MEYER default under their respective non-disparagement agreements, UTILX shall give notice to PCR, ALESHIRE and/or MEYER as provided herein. PCR, ALESHIRE and MEYER shall have a period of fifteen (15) days to cure the default (cure period). If PCR, ALESHIRE or MEYER fail to fully and completely cure the default within the cure period, then UTILX's payment obligations in connection with any unpaid Settlement Funds shall be modified as follows:

          A. The parties, without prejudice to their positions regarding the alleged disparagement, shall establish an interest bearing escrow account (at a mutually agreed upon bank) which shall be titled in the names of PCR and UTILX (escrow account). If possible, the parties will use the escrow account previously established at Riggs Bank. The waiver in paragraph 5 shall not apply to funds escrowed under this paragraph 14.

          B. UTILX shall pay any remaining installments of the Settlement Funds into this escrow account. Except for making the payments into the escrow account rather than to PCR, UTILX shall otherwise be required to comply with the obligations of paragraph 4 regarding timely payment. The terms of paragraph 4 regarding accrual of interest and default in payment (including the notice and cure provisions regarding default in payment) shall apply with equal force to payments into the escrow account as they apply to payments to PCR. So long as UTILX complies with those terms in connection with payments into the escrow account, UTILX shall not be considered in default of its payment obligations and the Non-Competition Agreements shall remain in force (unless they have been released pursuant to other provisions of this Agreement).

          C. Under the circumstances contemplated by this paragraph, UTILX shall be entitled to institute an action for injunctive relief and damages against the party(ies) in violation of the Non-Disparagement Agreement(s). In the event a final determination is made that PCR, ALESHIRE and/or MEYER did in fact violate their non-disparagement agreements, then UTILX shall be entitled to be paid from the escrow account (and to set off against any unpaid installments of Settlement Funds) liquidated damages in the amount of $50,000.00 plus any actual damages, including attorneys fees and costs, which UTILX may be awarded as a result of the disparagement. If a final determination is made that PCR, ALESHIRE and MEYER did not violate their non-disparagement agreements, then all of the escrowed funds together with accrued interest (and any unpaid installments of the Settlement Funds as they become due) shall be paid to PCR. In addition, PCR, ALESHIRE and/or MEYER, as may be appropriate, shall be entitled to recover any attorneys fees and costs awarded to them from UTILX.

          D. In the event UTILX'S damages exceed the balance of the escrowed funds together with the remaining unpaid installments of the Settlement Funds, then in that event, UTILX shall be entitled to seek recovery of those excess damages from the party(ies) in breach of the non-disparagement agreement(s).

     By agreeing to provide for a cure period under the foregoing circumstances, UTILX does not agree and it shall not be construed as an acknowledgement by UTILX that defaults under the Non-Disparagement Agreements can be cured.

     15. AGREEMENT SUPERSEDES MEMORANDUM OF UNDERSTANDING. The parties acknowledge and agree that this Agreement is the document referred to in paragraph 12 of the Memorandum of Understanding executed on behalf of the
parties by their respective counsel on December 17, 1998.   This Agreement is
intended to formalize and finalize the settlement agreed to in principle as reflected in the Memorandum of Understanding. This Agreement supersedes the Memorandum of Understanding and shall be the controlling document between the parties as to the settlement.

     16. HEADINGS. Subject headings to the paragraphs of this Agreement are included for purposes of convenience only and should not affect the construction or interpretation of any of those provisions.

     17. CONSTRUCTION OF AGREEMENT. No provision or term of this Agreement shall be construed against any party by reason of that party having drafted such term or provision.

     18. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same Agreement.

     19. BINDING AFFECT. This Agreement shall be binding on and shall enure to the benefit of the parties to it and their respective heirs, legal representatives and successors.

     20. AUTHORITY. PCR and UTILX hereby represent and warrant to each other that the officer/representative signing on behalf of PCR and UTILX respectively has been duly authorized by their respective Board of Directors and, if necessary under the respective Articles and By-Laws, have been authorized pursuant to a Corporate Resolution, to execute on behalf of PCR and UTILX respectively and deliver this Agreement to the other party. PCR, ALESHIRE and UTILX acknowledge that they are mutually relying upon the representation and warranty in entering into this Agreement.

     21.  NOTICE.   Any notice to be given under this Agreement by any party
to the other party shall be in writing and may be effected by personal delivery, registered or certified mail, return receipt requested, or facsimile (but in the case of facsimile, a hard copy shall also be provided
by registered or certified mail, return receipt requested).   Notice shall be
effective upon receipt.

     Notice shall be made to UTILX at:

     (for hand delivery)

          Utilx Corporation

          22820 Russell Road
          Kent, Washington  98032
          Telephone:     253-395-4602
          Facsimile:     253-395-1040


     (for certified or registered mail)

          Utilx Corporation

          P.O. Box 97009
          Kent, Washington  98064-9709
          Telephone:     253-395-4602
          Facsimile:     253-395-1040
with a copy to Bradley Powell, Esq at:

          OLES, MORRISON, RINKER, LLP

          3300 Columbia Center
          701 Fifth Avenue
          Seattle, Washington  98104
          Telephone: 206-623-3427
          Facsimile: 206-682-6234


     Notice to PCR and ALESHIRE shall be made to:

          Ronald E. Aleshire

          8450 S. W. 96th Street
          Miami, FL  33156
          Facsimile: 305-279-5545

With a copy to Perry M. Adair, Esq. at:

          BECKER & POLIAKOFF, P.A.
          5201 Blue Lagoon Drive, Suite 100
          Miami, FL  33126
          Telephone: 305-260-1016
          Facsimile: 305-262-4504


     Notice to MEYER shall be made to:

          Daniel F. Meyer
          11011 N.W. 28th Street
          Coral Springs, FL  33065
          954-341-8962


With a copy to Perry M. Adair, Esq. at:

          BECKER & POLIAKOFF, P.A.
          5201 Blue Lagoon Drive, Suite 100
          Miami, FL  33126
          Telephone: 305-260-1016
          Facsimile: 305-262-4504

     Any party may change his/its address for purposes of this paragraph by giving notice of the change in accordance with the provision of this paragraph. Absent such change, notice provided to the addresses set forth above shall be effective.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date appearing beneath each party's name.

                                       POWER CABLE RESTORATION, INC.


                                       By: /s/Ronald E. Aleshire
                                           -----------------------------------
                                       RONALD E. ALESHIRE, PRES.

                                       Date: 12/30/98
                                             ---------------------------------


                                       /s/ Ronald E. Aleshire
                                       ---------------------------------------
                                       RONALD E. ALESHIRE

                                       Date: 12/30/98
                                             ---------------------------------


                                       UTILX CORPORATION


                                       By: /s/ William M. Weisfield
                                           -----------------------------------

                                       As: Chief Executive Officer
                                           -----------------------------------

                                       Date: 1/12/99
                                             ---------------------------------